SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  /  /

Filed by a Party other than the Registrant  /x/

Check the appropriate box:

/ /  Preliminary Proxy Statement                   /  / Confidential,
                                                                            For Use of the
                                                                            Commission Only
                                                                            (as permitted by
                                                                            Rule 14a-6(e)(2))

/  /  Definitive Proxy Statement

/x/  Definitive Additional Materials

/  /  Soliciting Material Under Rule 14a-12

ASPECT COMMUNICATIONS CORPORATION
(Name of Registrant as Specified in Its Charter)

SCEPTER HOLDINGS, INC.
(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

            Payment of Filing Fee (Check the appropriate box):

/x/  No fee required.

/  /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)  Title of each class of securities to which transaction applies:

(2)  Aggregate number of securities to which transaction applies:

(3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined:

(4)     Proposed maximum aggregate value of transaction:

(5)     Total fee paid:

/  /     Fee paid previously with preliminary materials:

/  /   Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2)  Form, Schedule or Registration Statement no.:

(3)  Filing Party:

(4)  Date Filed:

Scepter Holdings, Inc.
301 Commerce Street, Suite 2975
Fort Worth, Texas 76102

January 7, 2003

Dear Fellow Shareholders of Aspect,

In Aspect's recent filing with the SEC for its presentation to ISS, management spent a great deal of time trying to prove that raising money through a financing transaction was the intelligent thing to do. We agree. They spent forty pages arguing a point that no one is disputing.

The point that Aspect missed is that our proposed transaction is far better for shareholders than the Vista transaction. Instead of facing 30% dilution in the Vista transaction, our transaction allows all shareholders who choose to participate the ability to avoid dilution and Aspect still gets its $50 million. Why should you allow Vista to effectively buy Aspect common stock at $2.25 per share, when Aspect common stock is currently trading over $3.00 per share? YOU the shareholders should get this 25% discount. If you participate in our transaction, you will be given the chance to effectively buy your pro-rata share of Aspect common stock at $2.25 per share and have an instant profit given the current market price.

The Vista transaction leaves control of the company's slate of directors to an existing board who as a whole, prior to the Vista transaction, owned less than 5% of the common stock. Our transaction would allow each of the top six shareholders of the company to nominate one qualified director for the company's slate, thereby giving control of the company's slate to its largest six shareholders. These largest six shareholders as a whole, using the last proxy statement filed by the company, owned over 40% of the common stock.

Instead of discussing why they think the company is worse off having the company's slate of directors nominated by its largest shareholders, management keeps focusing on the qualifications of Scepter's nominees --- but they are missing the point. Our nominees are TEMPORARY and will be gone by June 2003, if not sooner.

The company says we are under no legal obligation to conduct the rights offering if our nominees are elected. We hope the company understands the anti-fraud rules of the federal securities laws as well as we do. If we knowingly mislead you as to our intentions, we could be subject to significant penalties in SEC and private litigation.

Instead of discussing why the Vista transaction is better for shareholders than our transaction, the company keeps saying that we were short Aspect stock. Let me say again what we said in another letter filed with the SEC --- In the past two years, we have bought and sold Aspect securities many times, but based on the daily balances of all of our positions, WE HAVE NEVER HAD A NET SHORT POSITION IN ASPECT STOCK (even without including common stock we would own by conversion of convertible bonds, which would increase our common stock position even further if included).

Aspect's board has an ongoing fiduciary duty to its shareholders to consider new offers or ideas that save money for the company and represent a fairer deal for shareholders. Our transaction does both. The company, however, appears to have stopped considering alternatives once it agreed to the Vista transaction since we have yet to see any statements by the company that it has in fact even considered our transaction or why the Vista transaction is a better for shareholders than our transaction.

The company's latest pro forma balance sheet shows that the company expects the Vista transaction to cost the company $4.5 million in fees. Our plan is expected to cost the company less than $500,000 in fees. Our transaction is not only better for shareholders, it is much CHEAPER TO EXECUTE and therefore we believe it will result in the company having more cash to spend on its core business at the end of the day --- even after taking into account the additional termination fees the company will have to pay to unwind the Vista transaction.

We do not know what else we can do to stop the company from making misleading statements about us and instead explain to all shareholders why the Vista transaction is better for shareholders and the company than our transaction.

Please JUST VOTE NO at Aspect's special meeting on January 21, 2003.

We are currently in the process of calling with other shareholders our special meeting, and we expect to make an announcement in the next week or so regarding our special meeting being called for February.

Regards,

Geoffrey Raynor
President of Scepter Holdings, Inc.

THE PARTICIPANTS IN ANY POTENTIAL SOLICITATION OF PROXIES RELATING HERETO ARE THE SAME AS THE PARTICIPANTS IDENTIFIED IN THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 3, 2003. ACCORDINGLY, SHAREHOLDERS MAY OBTAIN ADDITIONAL INFORMATION REGARDING SUCH PARTICIPANTS AND THEIR INTERESTS FROM THE PRELIMINARY PROXY STATEMENT FILED BY SCEPTER HOLDINGS, INC. WITH RESPECT TO ASPECT COMMUNICATIONS CORPORATION ON JANUARY 3, 2003. SCEPTER HOLDINGS, INC. HAS NOT YET FILED WITH THE SECURITIES AND EXCHANGE COMMISSION A DEFINITIVE PROXY STATEMENT RELATING TO THE COMPANY'S SPECIAL MEETING OF SHAREHOLDERS CURRENTLY SCHEDULED FOR JANUARY 21, 2003.  WHEN SUCH DEFINITIVE PROXY STATEMENT IS FILED, SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY, AS IT WILL CONTAIN IMPORTANT INFORMATION.  SHAREHOLDERS MAY OBTAIN A COPY OF THE PRELIMINARY PROXY STATEMENT AND, ONCE FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, A COPY OF THE DEFINITIVE PROXY STATEMENT AT THE SECURITIES AND EXCHANGE COMMISSION'S WEBSITE AT WWW.SEC.GOV.